UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2021

Bill.com Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-39149	83-2661725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6220 America Center Drive, Suite 100
San Jose, California 95002
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 621-7700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001	BILL	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

Agreement and Plan of Merger

On June 1, 2021, Bill.com Holdings, Inc. (the “Company”) completed its previously announced acquisition of DivvyPay, Inc., a Delaware corporation (“DivvyPay”), pursuant to the terms of an Agreement and Plan of Merger, dated as of May 6, 2021 (the “Merger Agreement”), with the Company, certain of the Company’s subsidiaries, DivvyPay and Shareholder Representative Services LLC, in its capacity as the representative of certain DivvyPay securityholders. Pursuant to the terms of the Merger Agreement, DivvyPay became a wholly owned subsidiary of the Company.

Upon consummation of the transactions contemplated by the Merger Agreement (the “Closing”), all outstanding shares of DivvyPay capital stock, options to purchase shares of DivvyPay capital stock and warrants to purchase shares of DivvyPay capital stock, in each case other than as set forth in the following proviso, were cancelled in exchange for the right to receive an aggregate of 10,192,274 shares of common stock of the Company, par value $0.00001 per share (“Bill.com Common Stock”) (the “Stock Consideration”); provided, that (a) shares of DivvyPay capital stock held by unaccredited stockholders, and certain vested options to purchase shares of DivvyPay capital stock were cancelled in exchange for the right to receive an aggregate amount in cash equal to approximately $36.4 million in lieu of shares of Bill.com Common Stock, (b) certain vested and unvested options to purchase shares of DivvyPay capital stock, in each case, held by employees of DivvyPay who became, upon Closing, employees of the Company or any of its subsidiaries have been assumed by the Company and became vested and unvested options, as applicable, to purchase 657,121 shares of Bill.com Common Stock, and (c) all other outstanding unvested options to purchase shares of DivvyPay capital stock were cancelled for no consideration. A portion of the aggregate consideration payable to certain of the DivvyPay securityholders is being held in escrow (a) to secure certain indemnification obligations of such Company securityholders and (b) in connection with certain post-closing purchase price adjustment mechanisms. In addition, the Company has established a retention pool in the form of 953,776 restricted stock units covering shares of Bill.com Common Stock that will be granted to certain DivvyPay employees in accordance with the terms of the Merger Agreement.

The Company issued the Stock Consideration described herein in reliance upon the exemptions from registration afforded by Section 4(a)(2) and Rule 506 promulgated under the Securities Act of 1933, as amended.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Merger Agreement, which will be filed as an exhibit to the earlier to be filed of (i) the Company’s Annual Report on Form 10-K for the year ended June 30, 2021 and (ii) a Resale Registration Statement on Form S-3 covering the resale of the Stock Consideration.

Press Release

On June 1, 2021, the Company issued a press release announcing the Closing. The press release is furnished herewith as Exhibit 99.1.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth above under Item 2.01 relating to the Stock Consideration is hereby incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release, dated June 1, 2021.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BILL.COM HOLDINGS, INC.

Date: June 1, 2021	By:	/s/ Raj Aji
Raj Aji
General Counsel, Chief Compliance Officer and Secretary